Exhibit 99.1

BIOHAVEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

–NURTEC ODT® (rimegepant) net product revenue was $190.0 million for the fourth quarter of 2021 and $462.5 million for full year 2021 with over 1,600,000 prescriptions from product launch to date

–Biohaven received positive opinion recommending the granting of a marketing authorization for rimegepant 75 mg for the acute and preventive treatment of migraine, from the Committee for Medicinal Products for Human Use ("CHMP"), a committee of the European Medicines Agency ("EMA")

–Biohaven acquired Channel Biosciences and its Kv7 platform for epilepsy, neuropathic pain, and other hyperexcitability disorders including bipolar disorder

–Biohaven and Bristol Myers Squibb ("BMS") entered into a worldwide license agreement for taldefgrobep alfa, a Phase 3-ready anti-myostatin adnectin for spinal muscular atrophy ("SMA")

–Biohaven and Pfizer completed their collaboration transaction for commercialization of rimegepant and zavegepant outside the United States

–Biohaven received U.S. Food and Drug Administration ("FDA") approval for NURTEC ODT for the preventive treatment of migraine, making it the first dual-acting calcitonin gene-related peptide ("CGRP") antagonist for both the acute and preventive treatment of migraine

–NURTEC ODT was the first CGRP receptor antagonist to demonstrate positive results in a pivotal trial in China and South Korea; plan to file with the National Medical Products Administration in China for approval in the second half of 2022

–Global expansion of NURTEC ODT continued with regulatory approvals for the acute treatment of migraine in Kuwait and United Arab Emirates and the acute and preventive treatment of migraine in Israel

NEW HAVEN, Conn., February 25, 2022 /PRNewswire/ – Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders, today reported financial results for the fourth quarter and full year ended December 31, 2021, and provided a review of accomplishments during 2021 and anticipated upcoming milestones.

Vlad Coric, M.D., Chief Executive Officer and Chairman of the Board of Biohaven commented, “Last year was transformative for Biohaven as NURTEC ODT achieved an impressive $463 million net revenue in 2021 and we signed a $1.2 billion global commercialization agreement with Pfizer for rimegepant and zavegepant. Achieving a second FDA approval, NURTEC ODT became the first and only migraine therapy approved to both treat and prevent migraine attacks. Our dual indication helped catapult NURTEC ODT to become the market-leading novel migraine therapy in 2021. We delivered over 1,600,000 prescriptions for NURTEC ODT since launch and ensured broad access for patients with approximately 90% commercial insurance coverage. The growth trajectory of the oral CGRP class has dramatically exceeded expectations and we believe our commercial organization is well poised in 2022 to achieve continued growth and market leadership for NURTEC ODT. We are excited about our partnership with Pfizer to bring rimegepant to migraine patients outside the U.S. and look forward to further expanding our migraine franchise with our upcoming NDA filing for intranasal zavegepant, the only intranasal CGRP receptor antagonist in late-stage development.”

Dr. Coric continued, “Beyond our migraine franchise, Biohaven has a broad and deep strategic pipeline. With the recent additions to our neuroscience portfolio, we are advancing five novel development platforms - CGRP, Kv7 Ion Channel Activators, MPO, Myostatin and Glutamate Modulation - in addition to fueling a discovery engine in Biohaven Labs. We anticipate a steady flow of clinical results from our nearly 20 programs, plus life cycle management progress and numerous geographic market expansions in 2022 and beyond.”

Full Year and Recent Business Highlights

CGRP Antagonist Platform - Milestones and Next Steps

•Full-year 2021 net product revenue from sales of NURTEC ODT totaled $462.5 million – The Company recognized $190.0 million in net product revenue from sales of NURTEC ODT in the fourth quarter of 2021, a 40% increase compared to the third quarter of 2021, and a 441% increase compared to the fourth quarter of 2020.

•Entered strategic collaboration with Pfizer for the commercialization of rimegepant and zavegepant outside of the United States – In November 2021, Biohaven and Pfizer announced a strategic commercialization arrangement for NURTEC ODT in markets outside of the United States upon approval. The strategic commercialization arrangement closed in January 2022. At closing, Pfizer made an upfront payment to Biohaven of $500.0 million, consisting of $150.0 million cash and $350.0 million in the purchase of Biohaven equity. Biohaven is also eligible to receive up to $740.0 million in future milestones and tiered, double-digit royalties on ex-U.S. net sales. In addition to the tiered double-digit royalties owed to Biohaven on net sales outside of the U.S., Pfizer will compensate Biohaven for a pro-rata share of certain of its sales-based milestone obligations owed to Bristol-Myers Squibb Company ("BMS") and for the related royalties on net sales outside of the U.S. owed under Biohaven's license and funding agreements with BMS and Royalty Pharma.

•NURTEC ODT approved in the U.S. for the preventive treatment of migraine – In May 2021, the Company announced that the FDA approved NURTEC ODT for the preventive treatment of episodic migraine. This milestone approval makes NURTEC ODT the first and only medication approved to both treat and prevent migraine attacks, expanding the product label to include the use of NURTEC ODT 75 mg up to 18 doses per month. In the pivotal Phase 3 clinical trial, NURTEC ODT rapidly and effectively prevented migraine, reducing migraine days by 30% after just 1 week of every other day treatment, and approximately half of patients experienced at least a 50% reduction in moderate-to-severe migraine days by 3 months of treatment.

•Received positive opinion recommending the granting of a marketing authorization for rimegepant 75 mg for the acute and preventive treatment of migraine, from the Committee for Medicinal Products for Human Use, a committee of the European Medicines Agency - In February 2022, the Company was notified that CHMP adopted a positive opinion, recommending the granting of a marketing authorization in the European Union ("EU") for rimegepant 75 mg (available as an orally dissolving tablet), intended for the prophylaxis and acute treatment of migraine. If approved, VYDURA™(rimegepant) will be the commercial name for rimegepant in the EU. The full indication for VYDURA is the acute treatment of migraine with or without aura in adults and preventive treatment of episodic migraine in adults who have at least four migraine attacks per month. Biohaven expects to receive determination regarding its Marketing Authorization Application in the EU for rimegepant in the first half of 2022.

•Reported positive topline results from pivotal trial of NURTEC ODT for the acute treatment of migraine in China and South Korea – In February 2022, the Company announced positive topline results from China and South Korea, Phase 3 clinical trial of NURTEC ODT in adults for the acute treatment of migraine. Led by BioShin Limited, a subsidiary of Biohaven, the randomized, double-blind, placebo-controlled, regional, multi-center study met the co-primary endpoints evaluating the efficacy and safety of the orally dissolving tablet ("ODT") formulation of rimegepant, an oral CGRP receptor antagonist. This is the fifth positive pivotal study of rimegepant and the first to be conducted in Asia Pacific. The study met its co-primary endpoints of freedom from pain (p<0.0001) and freedom from most bothersome migraine‐associated symptom ("MBS") including either nausea, phonophobia or photophobia (p<0.0001) at 2-hours following a single oral dose of rimegepant. The early onset and durable 48-hour efficacy observed in China and South Korea were consistent with previous clinical trial results. In addition to the co-primary endpoints, NURTEC ODT preliminary data demonstrated significant relief of multiple migraine symptoms with rapid onset efficacy that was statistically superior to placebo as early as 45 minutes for both pain relief and freedom from MBS (p<0.05), at 60 minutes for return to normal function (p = 0.0023), and at 90 minutes for pain freedom (p = 0.0012). NURTEC ODT demonstrated sustained efficacy on all four of these clinically important efficacy outcomes through 48 hours. The use of rescue medication within 24 hours was significantly lower for NURTEC ODT-treated patients than for placebo (p < 0.0001). Rimegepant also showed a favorable safety and tolerability profile among study participants that was consistent with prior clinical trial results in the United States. Detailed data from the study will be presented at future medical meetings to help inform ongoing and future research.

•NURTEC ODT approved in Israel for both acute and preventative treatment of migraine – In December 2021, the Company announced that the Ministry of Health of Israel approved NURTEC ODT for preventative treatment, the first global approval outside of the U.S. for prevention. In March 2021, the Company announced approval in the region for the acute treatment of migraine.

•NURTEC ODT approved in Kuwait for the acute treatment of migraine – In November 2021, the Company announced that NURTEC ODT obtained registrational approval from the Kuwait Ministry of Health. This marks the third approval in the Middle East region in 2021, joining prior market approvals in both Israel and the United Arab Emirates in March.

•Investigational New Drug ("IND") Applications filed for NURTEC ODT for the indications of chronic rhinosinusitis and temporomandibular disorder ("TMD") – In the first quarter of 2022, Biohaven received “Study May Proceed” communications from the FDA regarding the Company’s proposed clinical trials for the use of NURTEC ODT in chronic rhinosinusitis and TMD. Both clinical trials are expected to commence in the first quarter of 2022.

•Reported positive topline results from pivotal Phase 3 trial of intranasal zavegepant for the acute treatment of migraine – In December 2021, the Company announced positive topline results from its pivotal Phase 3 trial of intranasal zavegepant for the acute treatment of migraine. The results of the study showed that zavegepant was statistically superior to placebo on the co-primary endpoints of pain freedom (24% vs 15%, p <.0001) and freedom from most bothersome symptom (40% vs 31%, p = 0.0012) at 2 hours. Zavegepant was superior to placebo demonstrating pain relief as early as 15 minutes, with patients achieving return to normal function as early as 30 minutes after dosing (p < 0.006). The efficacy benefits of zavegepant were durable, including superiority versus placebo (p < 0.05) on: sustained pain freedom 2 to 24 hours; sustained pain freedom 2 to 48 hours; sustained pain relief 2 to 24 hours; and sustained pain relief 2 to 48 hours. Previously, the efficacy and safety of intranasal zavegepant were shown in a randomized controlled Phase 2/3 dose-ranging trial with a total of over 1,000 patients treated. Biohaven plans to file a New Drug Application ("NDA") for intranasal zavegepant with the U.S. FDA in the first half of 2022 and other countries thereafter.

•Enrolled first patient in Phase 2/3 clinical trial of oral zavegepant for the preventive treatment of migraine – In March 2021, the Company enrolled the first patient in a Phase 2/3 clinical trial for the use of oral zavegepant for the preventive treatment of migraine. As a part of the previously announced funding agreement with Royalty Pharma to advance the development of zavegepant, Biohaven concurrently received a $100.0 million milestone payment. The randomized, double-blind, placebo-controlled trial will enroll approximately 2,900 people with migraine and will evaluate the efficacy and safety of 100 mg and 200 mg doses of oral zavegepant. Topline results for the Phase 2/3 clinical trial is expected in the second half of 2022. Biohaven's zavegepant program also encompasses intranasal zavegepant as well as oral formulations of zavegepant for non-migraine indications.

Kv7 Platform Acquisition – Milestones and Next Steps

•Acquired Kv7 channel platform for treatment of epilepsy and other neurologic disorders from Channel Biosciences, LLC - In February 2022, the company announced that it had entered into a definitive agreement with Channel Biosciences, LLC, a subsidiary of Knopp Biosciences, LLC, to acquire a Kv7 channel targeting platform, adding the latest advances in ion-channel modulation to Biohaven’s growing neuroscience portfolio. BHV-7000 (formerly known as KB-3061) is the lead asset from the Kv7 platform and is a potentially best-in-class potassium channel activator with a profile suggestive of a wide therapeutic index, high selectivity, and significantly reduced GABA-ergic activity. Biohaven intends to bring BHV-7000 to the clinic in 2022 in preparation for a development program in focal epilepsy. In consideration for the transaction, Biohaven will make an upfront payment comprised of $65 million in Biohaven common shares and $35 million in cash to Knopp Biosciences. Biohaven has also agreed to make additional success-based earnout payments (i) up to $325 million based on BHV-7000 developmental and regulatory epilepsy milestones through approvals in the US, EU and Japan, (ii) up to an additional $250 million based on developmental and regulatory milestones for the Kv7 pipeline development in other indications and additional country approvals, and (iii) up to $562.5 million for commercial sales-based milestones of BHV-7000, the total of which will be achieved if annual worldwide net sales exceed $3 billion. Biohaven has also agreed to make scaled royalty payments for BHV-7000 and the pipeline programs, starting at high single digits and peaking at low teens for BHV-7000 and starting at mid-single digits and peaking at low double-digits for the pipeline programs.

Taldefgrobep Alfa Platform License - Milestones and Next Steps

•Entered into a worldwide license agreement with BMS for taldefgrobep alfa, a Phase 3-ready anti-myostatin adnectin for SMA - In February 2022, the Company announced that it entered into a worldwide license agreement with BMS for the development and commercialization rights to taldefgrobep alfa (also known as BMS-986089), a novel, Phase 3-ready anti-myostatin adnectin. Taldefgrobep is a muscle-targeted experimental treatment developed for neuromuscular disease and offers the opportunity for combination therapy. The in-licensing of taldefgrobep expands Biohaven's portfolio of innovative, late-stage product candidates for the treatment of neurologic, neuroinflammatory, and psychiatric indications. Under the terms of the agreement, Biohaven will receive worldwide rights to taldefgrobep alfa and BMS will be eligible for regulatory approval milestone payments, as well as tiered, sales-based royalties beginning in the high-teens. Biohaven plans to initiate a Phase 3 clinical trial of taldefgrobep alfa in SMA in 2022.

Glutamate Modulation Platform - Milestones and Next Steps

•Initiated pivotal Phase 3 trial of troriluzole in OCD – In January 2021, the Company announced that it had commenced enrollment in a Phase 3 clinical trial assessing the efficacy and safety of troriluzole in patients with Obsessive Compulsive Disorder ("OCD"). Biohaven is advancing the 280 mg once daily dose of troriluzole into two double-blind, placebo-controlled Phase 3 clinical trials with identical study designs and plans to enroll approximately 600 patients in each of these adjunctive treatment trials across study sites in both the United States and Europe. Phase 3 trial enhancements include increased sample size to adequately power for previously observed treatment effect, a higher dose of troriluzole and optimized clinical trial design to minimize placebo effect.

Myeloperoxidase ("MPO") Platform - Milestones and Next Steps

•Completed enrollment of verdiperstat arm of pivotal HEALEY ALS trial – In November 2021, the Company announced that approximately 160 individuals with Amyotrophic Lateral Sclerosis ("ALS") were enrolled in the verdiperstat treatment arm of the pivotal HEALEY ALS Platform Trial. Verdiperstat was selected as one of the inaugural investigational treatments to be evaluated in this first-ever platform trial in ALS, which began enrolling patients in July 2020 across 52 sites from the Northeast ALS Consortium ("NEALS"). Topline results for verdiperstat in the treatment of ALS are anticipated in mid-2022.

Biohaven Labs and Other Collaborations

•Entered exclusive license and research collaboration agreement with KU Leuven to develop and commercialize first-in-class TRPM3 antagonists for the treatment of chronic pain – In January 2022, the Company announced that it entered into an exclusive global license and research agreement with the Center for Drug Design and Discovery ("CD3") and the Laboratory of Ion Channel Research ("LICR") at Katholieke Universiteit Leuven ("KU Leuven") to develop and commercialize first-in-class transient receptor potential melastatin-3 ("TRPM3") channel antagonists. BHV-2100 is the lead TRPM3 antagonist from the platform and an orally-bioavailable small molecule TRPM3 antagonist.

•Initiated Phase 1a/1b clinical trial of BHV-1100 for the treatment of Multiple Myeloma – In October 2021, Biohaven announced the enrollment of the first patient in a Phase 1a/1b clinical trial of BHV-1100 in combination with autologous cytokine induced memory-like ("CIML") natural killer ("NK") cells and immunoglobulin ("Ig") to target and kill multiple myeloma cells expressing the cell surface protein CD38. BHVN-1100 is the lead asset from Biohaven’s ARMTM (Antibody Recruiting Molecule) Platform. The trial plans to enroll 25 patients for this single-center, open-label study, and will enroll newly diagnosed multiple myeloma patients who have minimal residual disease ("MRD+") in first remission prior to an autologous stem cell transplant ("ASCT").

•Announced BHV-1200 demonstrates effective neutralization of multiple strains of COVID-19 – In February 2021, the Company announced that a hyperimmune globulin mimic developed with Biohaven's proprietary Multimodal Antibody Therapy Enhancer ("MATE") platform has demonstrated functional binding and neutralization of the SARS-CoV-2 virus, including the strains known as the "English" and "South African" variants (also known as B.1.1.7 and B.1.351, respectively). The Company intends to advance BHV-1200 into a full clinical development program. Accelerated development of the COVID-19 MATE program has been supported by the Bill and Melinda Gates Foundation. In addition, the in vitro data indicate that BHV-1200 may activate important immune system components including antibody-dependent cellular phagocytosis and antibody dependent cellular cytotoxicity. Biohaven's proprietary MATE-conjugation technology could also be used against other infectious diseases by changing the targeting moiety of its antibody binders.

Corporate Updates:

•Appointed CEO Vlad Coric as Chairman of the Board of Directors – In December 2021, the Board of Directors unanimously elected Vlad Coric, MD to the role of Chairman of the Board of Directors following the retirement of Declan Doogan, MD.

•Appointed Matthew Buten as Chief Financial Officer– In December 2021, the company announced the appointment of Matthew Buten to the role of Chief Financial Officer ("CFO") effective on December 20, 2021, following the retirement of CFO James Engelhart.

•Appointed Kishen Mehta to Board of Directors - In June 2021, the Company announced the appointment of Kishen Mehta, Portfolio Manager at Suvretta Capital Management, LLC, to its Board of Directors. Mr. Mehta previously served as a strategic advisor to Biohaven.

Upcoming Milestones:

Biohaven is continuing to support the launch of NURTEC ODT and develop its product candidates through clinical and preclinical programs in several common and rare disorders. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonist, glutamate modulator, and myeloperoxidase inhibitor platforms in 2022.

Biohaven expects to:

•Submit an NDA to the FDA for intranasal zavegepant for acute treatment of migraine in the first quarter of 2022.
•Receive a determination regarding its Marketing Authorization Application in the E.U. for rimegepant in the first half of 2022.
•Submit an NDA for the acute treatment of migraine in China and South Korea in the second half of 2022.
•Report topline of troriluzole in Spinocerebellar Ataxia ("SCA") in the first half of 2022.
•Report topline of verdiperstat in ALS in the second half of 2022.

Capital Position:

At the start of 2022, Biohaven has approximately $1.0 billion of available liquidity. On January 4, 2022, we received $500.0 million in upfront proceeds from Pfizer relating to the strategic collaboration arrangement, consisting of $150.0 million cash and $350.0 million in proceeds from the purchase of Biohaven common shares at a 25% market premium. Cash, cash equivalents, and marketable securities as of December 31, 2021, were $364.6 million, excluding $2.4 million of restricted cash, compared to $355.3 million as of December 31, 2020. We also have $125.0 million in non-dilutive committed capital from our credit facility with Sixth Street.

Fourth Quarter 2021 Financial Highlights

Product Revenue, Net: Net product revenue was $190.0 million for the three months ended December 31, 2021, compared to $35.1 million for the three months ended December 31, 2020. The increase of $154.9 million in net product revenue is due to both increased NURTEC ODT sales volume and improvements in net price realization due to decreases in sales allowances during the three months ended December 31, 2021, compared to the three months ended December 31, 2020. Sales allowances and accruals mostly consisted of patient affordability programs, distribution fees and rebates.

Research and Development ("R&D") Expenses: R&D expenses, including non-cash share-based compensation costs, were $91.1 million for the three months ended December 31, 2021, compared to $73.5 million for the three months ended December 31, 2020. The increase of $17.6 million was primarily due to an increase in both late-stage product candidates and preclinical research. Non-cash share-based compensation expense was $9.7 million for the three months ended December 31, 2021, an increase of $3.9 million as compared to the same period in 2020.

Selling, General and Administrative ("SG&A") Expenses: SG&A expenses, including non-cash share-based compensation costs, were $219.5 million for the three months ended December 31, 2021, compared to $122.4 million for the three months ended December 31, 2020. The increase of $97.1 million was primarily due to increases in spending to support increased commercial sales of NURTEC ODT for the three months ended December 31, 2021, compared to the three months ended December 31, 2020. Less than half of the SG&A expense was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense was $15.1 million for the three months ended December 31, 2021, an increase of $6.7 million as compared to the same period in 2020.

Net Loss: Biohaven reported a net loss attributable to common shareholders for the three months ended December 31, 2021, of $199.2 million, or $3.01 per share, compared to $217.7 million, or $3.62 per share for the same period in 2020. Non-GAAP adjusted net loss for the three months ended December 31, 2021 was $153.4 million, or $2.32 per share, compared to $161.7 million, or $2.69 per share for the same period in 2020. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of derivatives, gains or losses from equity method investment, upfront non-cash collaboration and license upfront expenses, and accrued development milestone payments. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Full Year 2021 Financial Highlights

Product Revenue, Net: Net product revenue was $462.5 million for the year ended December 31, 2021, compared to $63.6 million for the year ended December 31, 2020. The increase of $398.9 million in net product revenue was due to both increased NURTEC ODT sales volume and improvements in net price realization due to decreases in sales allowances in 2021, compared to 2020, and a full year of NURTEC ODT sales during 2021 compared to a partial period of NURTEC ODT sales in 2020. Sales allowances and accruals mostly consisted of patient affordability programs, distribution fees and rebates.

R&D Expenses: R&D expenses, including non-cash share-based compensation, were $361.3 million for the year ended December 31, 2021, compared to $229.0 million for the year ended December 31, 2020. The increase of $132.3 million was primarily due to clinical development costs including post-approval commitment studies, expenses from later stage trials in our zavegepant programs and preclinical research costs. Non-cash share-based compensation expense was $52.1 million for the year ended December 31, 2021, an increase of $28.4 million as compared to the same period in 2020.

SG&A Expenses: SG&A expenses, including non-cash share-based compensation costs, were $713.5 million for the year ended December 31, 2021, compared to $462.3 million for the year ended December 31, 2020. The increase of $251.2 million was primarily due to increases in spending to support the commercial launch of NURTEC ODT and non-cash share-based compensation expense. Non-cash share-based compensation expense was $75.0 million for the years ended December 31, 2021, an increase of $41.3 million as compared to the same period in 2020.

Net Loss: The Company reported a net loss attributable to common shareholders for the year ended December 31, 2021 of $846.6 million, or $13.09 per share, compared to $766.8 million, or $13.06 per share for the same period in 2020. Non-GAAP adjusted net loss for the year ended December 31, 2021 was $637.8 million, or $9.86 per share, compared to $605.4 million, or $10.31 per share for the same period in 2020. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of derivatives, gains or losses from equity method investment, upfront non-cash collaboration and license upfront expenses, and accrued development milestone payments. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Conference Call Information
As previously announced, the Company will hold a conference call to discuss its fourth quarter and full year 2021 results today at 8:30 a.m. EDT. To access the call, please dial 877-407-9120 (domestic) or 412-902-1009 (international). The conference call webcast and accompanying slide presentation can be accessed through the “Investors” section of Biohaven’s website at www.biohavenpharma.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast. A replay of the call will be made available for two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (domestic) or 201-612-7415 (international) with conference ID 13726591. An archived webcast will be available on Biohaven’s website.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance. These measures exclude (i) non-cash share-based compensation, which is substantially dependent on changes in the market price of common shares, (ii) interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, which are in excess of the actual interest owed, (iii) changes in the fair value of derivative liability, which does not correlate to actual cash payment obligations in the relevant periods, (iv) gains or losses from equity method investment, which are non-cash and based on the financial results and valuation of another company that we did not manage or control, (v) collaboration and license upfront expenses, which the Company does not believe are normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing, and (vi) non-routine accrued development milestone expenses.

Biohaven believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Biohaven's results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Biohaven's ongoing operating performance and are better able to compare Biohaven's performance between periods. In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's neuroinnovation portfolio includes FDA-approved NURTEC ODT (rimegepant) for the acute and preventive treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine and CGRP-mediated neuroimmune/neuroinflammatory diseases; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and MPO inhibition for amyotrophic lateral sclerosis. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", "will", "anticipate", "expect" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of Biohaven's management about NURTEC ODT as an acute treatment for patients with migraine and preventive treatment for migraine. Factors that could affect these forward-looking statements include those related to: Biohaven's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, the potential commercialization of Biohaven's product candidates, the potential for Biohaven's product candidates to be first in class or best in class therapies and the effectiveness and safety of Biohaven's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2021, and in Biohaven's subsequent filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this new release, and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Product revenue, net	$190,013	$35,114	$462,509	$63,627
Cost of goods sold	35,949	9,968	91,664	17,694
Gross profit	154,064	25,146	370,845	45,933
Operating expenses:
Research and development	91,137	73,459	361,340	228,998
Selling, general and administrative	219,458	122,387	713,549	462,323
Total operating expenses	310,595	195,846	1,074,889	691,321
Loss from operations	(156,531)	(170,700)	(704,044)	(645,388)
Other income (expense):
Interest expense	(16,937)	(7,800)	(41,551)	(12,636)
Interest expense on mandatorily redeemable preferred shares	(8,164)	(7,759)	(32,293)	(27,623)
Interest expense on liability related to sale of future royalties	(17,110)	(13,288)	(60,605)	(45,238)
Change in fair value of derivatives	760	(12,250)	(2,833)	(19,321)
Gain (loss) from equity method investment	—	(690)	5,261	(4,162)
Other expense, net	(2,502)	(743)	(7,258)	(4,020)
Total other expense, net	(43,953)	(42,530)	(139,279)	(113,000)
Loss before (benefit) provision for income taxes	(200,484)	(213,230)	(843,323)	(758,388)
(Benefit) provision for income taxes	(903)	4,886	5,073	10,227
Net loss	(199,581)	(218,116)	(848,396)	(768,615)
Less: Net loss attributable to non-controlling interests	(398)	(380)	(1,810)	(1,819)
Net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(199,183)	$(217,736)	$(846,586)	$(766,796)
Net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(3.01)	$(3.62)	$(13.09)	$(13.06)
Weighted average common shares outstanding—basic and diluted	66,116,215	60,071,793	64,677,823	58,732,415

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$171,945	$132,149
Marketable securities	192,648	223,185
Trade receivables, net	308,269	120,111
Inventories	80,608	39,563
Prepaid expenses	88,838	76,682
Other current assets	33,946	11,716
Total current assets	876,254	603,406
Property and equipment, net	14,690	9,340
Equity method investment	—	1,176
Intangible assets, net	56,438	39,087
Other assets	129,830	33,966
Total assets	$1,077,212	$686,975
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$51,683	$48,476
Accrued expenses and other current liabilities	420,019	166,630
Current portion of mandatorily redeemable preferred shares	62,500	62,500
Total current liabilities	534,202	277,606
Long-term debt	626,720	267,458
Liability related to sale of future royalties, net	367,645	328,350
Mandatorily redeemable preferred shares, net	155,737	111,591
Derivative liability	13,110	14,190
Obligation to perform R&D services	50,571	932
Other long-term liabilities	12,236	19,037
Total liabilities	1,760,221	1,019,164
Contingently redeemable non-controlling interests	60,000	60,000
Total shareholders’ deficit attributable to Biohaven Pharmaceutical Holding Company Ltd.	(739,380)	(390,370)
Non-controlling interests in consolidated subsidiaries	(3,629)	(1,819)
Total shareholders' deficit	(743,009)	(392,189)
Total liabilities and shareholders’ deficit	$1,077,212	$686,975

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(199,183)	$(217,736)	$(846,586)	$(766,796)
Add: non-cash share-based compensation expense	24,451	14,208	126,729	57,415
Add: non-cash interest expense on mandatorily redeemable preferred shares	—	7,759	7,943	27,623
Add: non-cash interest expense on liability related to sale of future royalties	17,107	11,305	54,420	43,028
Add: (gain) loss from change in fair value of derivatives	(760)	12,250	2,833	19,321
Add: (gain) loss from equity method investment	—	690	(5,261)	4,162
Add: collaboration and license upfront expenses	—	9,858	11,629	9,858
Add: accrued development milestone payments	5,000	—	10,500	—
Non-GAAP adjusted net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(153,385)	$(161,666)	$(637,793)	$(605,389)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(3.01)	$(3.62)	$(13.09)	$(13.06)
Add: non-cash share-based compensation expense	0.37	0.23	1.96	0.98
Add: non-cash interest expense on mandatorily redeemable preferred shares	—	0.13	0.12	0.47
Add: non-cash interest expense on liability related to sale of future royalties	0.26	0.19	0.84	0.73
Add: (gain) loss from change in fair value of derivatives	(0.01)	0.20	0.04	0.33
Add: (gain) loss from equity method investment	—	0.01	(0.08)	0.07
Add: collaboration and license upfront fees	—	0.16	0.18	0.17
Add: accrued development milestone payments	0.08	—	0.16	—
Non-GAAP adjusted net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(2.32)	$(2.69)	$(9.86)	$(10.31)

About NURTEC ODT

NURTEC ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine with or without aura and the preventive treatment of episodic migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily to treat or every other day to help prevent migraine attacks. For more information about NURTEC ODT, visit www.nurtec.com. The most common adverse reaction was nausea and abdominal pain/indigestion. Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Indication

NURTEC ODT orally disintegrating tablets is a prescription medicine that is used to treat migraine in adults. It is for the acute treatment of migraine attacks with or without aura and the preventive treatment of episodic migraine. It is not known if NURTEC ODT is safe and effective in children.

Important Safety Information

Do not take NURTEC ODT if you are allergic to NURTEC ODT (rimegepant) or any of its ingredients.

Before you take NURTEC ODT, tell your healthcare provider (HCP) about all your medical conditions, including if you:

◦have liver problems,
◦have kidney problems,
◦are pregnant or plan to become pregnant,
◦breastfeeding or plan to breastfeed.

Tell your HCP about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

NURTEC ODT may cause serious side effects including allergic reactions, including trouble breathing and rash. This can happen days after you take NURTEC ODT. Call your HCP or get emergency help right away if you have swelling of the face, mouth, tongue, or throat or trouble breathing. This occurred in less than 1% of patients treated with NURTEC ODT.

The most common side effects of NURTEC ODT were nausea (2.7%) and stomach pain/indigestion (2.4%). These are not the only possible side effects of NURTEC ODT. Tell your HCP if you have any side effects.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

Biohaven Contacts

Investor Relations
Jen Porcelli, VP, Investor Relations
Biohaven Pharmaceuticals
jennifer.porcelli@biohavenpharma.com
+1 (201) 248-0741

Media
Mike Beyer, Media Relations Counselor
Sam Brown Inc.
mikebeyer@sambrown.com
+1 (312) 961-2502

NURTEC and NURTEC ODT are registered trademarks of Biohaven Pharmaceutical Ireland DAC. Neuroinnovation is a trademark of Biohaven Pharmaceutical Holding Company Ltd.